Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

March 29, 2022

Aravive, Inc.

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Re:	Aravive, Inc.

Ladies and Gentlemen:

We have acted as counsel to Aravive, Inc., a Delaware corporation (the “Company”), in connection with a final prospectus supplement, dated March 29, 2022 (the “Prospectus Supplement”) to the base prospectus (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) that forms a part of the Registration Statement on Form S-3 (Registration No. 333-248612) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective on November 20, 2020, relating to the public offering of 3,185,216 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,665,025 shares of Common Stock (the “Pre-Funded Warrant Shares”) and (iii) warrants (the “Common Stock Warrants”) to purchase up to 4,850,241 shares of Common Stock (the “Common Stock Warrant Shares”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

With regard to our opinions concerning the Common Stock Warrants and the Pre-Funded Warrants constituting valid and binding obligations of the Company:

1.

Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2.

Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

3.

We express no opinion as to any provision of the Common Stock Warrants or the Pre-Funded Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Common Stock Warrants and/or the Pre-Funded Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

4.

We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrant

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock, when sold, paid for and issued, will be duly and validly issued, fully paid and non-assessable.

2.	When the Pre-Funded Warrants are sold, paid for and issued as provided in the Registration Statement and the Prospectus, will be the valid and binding obligations of the Company.

3.

The Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants, when sold, paid for and issued upon exercise of the Pre-Funded Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the respective terms thereof, will be duly and validly issued, fully paid and non-assessable.

4.	When the Common Stock Warrants are sold, paid for and issued, as provided in the Registration Statement and the Prospectus, will be the valid and binding obligations of the Company.

5.

The Common Stock Warrant Shares issuable upon exercise of the Common Stock Warrants, when sold, paid for and issued upon exercise of the Common Stock Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the respective terms thereof, will be duly and validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and as to the Common Stock Warrants and Pre-Funded Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

Blank Rome LLP | blankrome.com

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